Exhibit 99.1

Fly-E Group, Inc. Announces Full Exercise and Closing of Over-Allotment Option

New York, N.Y., June 27, 2024 (GLOBE NEWSWIRE) -- Fly-E Group, Inc. (Nasdaq: FLYE) (“FLYE” or the “Company”) today announced the underwriter of its initial public offering (the “Offering”) has exercised its over-allotment option in full to purchase an additional 337,500 shares of FLYE’s common stock at the public offering price of US$4.00 per share. After giving effect to the full exercise of the over-allotment option, FLYE sold an aggregate 2,587,500 shares of its common stock for aggregate gross proceeds of US$10.35 million, before deducting underwriter discounts, commissions and other related expenses. FLYE’s shares of common stock began trading on the Nasdaq Capital Market under the symbol “FLYE” on June 6, 2024.

Proceeds from the Offering will be used primarily to cover the purchase of inventory and production costs of FLYE’s vehicles, the expansion of its retail stores, its technology, research and development initiatives, and for general corporate purposes.

The Benchmark Company, LLC (“Benchmark”) was the sole book-running manager for the offering. Hogan Lovells US LLP acted as counsel to FLYE and Lucosky Brookman LLP acted as counsel to Benchmark in connection with the Offering.

A registration statement relating to the shares of common stock of the Company was filed with the U.S. Securities and Exchange Commission and became effective on May 14, 2024. The Offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from The Benchmark Company, LLC, 150 East 58th Street, 17th Floor, New York, NY 10155, by telephone: (212) 312-6700, or by email at prospectus@benchmarkcompany.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fly-E Group, Inc.

Fly-E Group, Inc. is an electric vehicle company that is principally engaged in designing, installing and selling smart electric motorcycles, electric bikes, electric scooters and related accessories under the brand “Fly E-Bike.” The Company’s commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future. For more information, please visit the Company’s website: https://investors.flyebike.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements mean statements related to future events, which may impact the Company’s expected future business and financial performance, including those with respect to the Offering. No assurance can be given that the net proceeds of the Offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

Fly-E Group, Inc.

Investor Relations Department

Email: ir@flyebike.com

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com